Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form F-4 of Sanofi-Synthelabo (No. 333-112314) and in the Prospectus included therein of our report dated March 22, 2004, with respect to the consolidated financial statements of Sanofi-Synthelabo included in its Annual Report under Form 20-F for the year ended December 31, 2003. We also consent to the references to our firm under the captions “Summary Selected Historical Consolidated Financial Data of Sanofi-Synthelabo” and “Experts”.

ERNST & YOUNG Audit

Represented by Valérie Quint and Jean-Claude Lomberget

/s/VALÉRIE QUINT	/s/ JEAN-CLAUDE LOMBERGET
Valérie Quint	Jean-Claude Lomberget

Paris, France

April 5, 2004